EXHIBIT 10.1

                          CONSULTING SERVICES AGREEMENT
                          -----------------------------

         This Consulting Services Agreement (this "Agreement"), is made as of the 21st day of February, 2003, by and between Medi-Hut Co., Inc., a Nevada corporation having a principal place of business at 1345 Campus Parkway, Wall, New Jersey 07753 ("Medi-Hut"), and Century Capital Associates LLC, a Delaware limited liability company having a principal place of business at 215 Morris Avenue, Spring Lake, New Jersey 07762 ("Century Capital").

                                    Recitals
                                    --------

(a) Century Capital provides a full range of consulting services, including, without limitation, strategic review and analysis of operations, products, systems, controls, management and personnel, general corporate advisory services, management services, operations support, business development, and financial advisory services, to companies in various life science business segments, including, without limitation, biotechnology, medical devices and pharmaceuticals.

(b) Medi-Hut is in the business of (i) wholesale distribution of over-the-counter pharmaceutical products and medical devices provided by various suppliers, and (ii) the design, manufacture and wholesale distribution of medical products.

(c) Medi-Hut desires to contract with Century Capital and retain Century Capital to provide the consulting services offered by Century Capital in accordance with and pursuant to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the promises, representations and obligations contained in this Agreement, and for other good and valuable consideration as set forth in this Agreement, Medi-Hut and Century Capital agree as follows:

1.       TERM AND TERMINATION

         1.1. Term. This Agreement shall be deemed to have commenced as of February 1, 2003 (the "Effective Date") and will continue for a term of two (2) years, ending on January 31, 2005 (the "Initial Term"), and will thereafter renew automatically for additional one (1) year terms (each, a "Successive Term"), unless terminated as provided below.

         1.2.     Termination.

                  (a) Non-Renewal. Either party shall have the right not to renew this Agreement at the conclusion of the Initial Term or at the conclusion of any Successive Term, upon written notice to the other party given at least one hundred twenty (120) days prior to the expiration of the Initial Term or Successive Term, as the case may be.

                        (i) Non-Renewal by Medi-Hut. In the event this Agreement is not renewed by Medi-Hut, Century Capital shall be entitled to receive payment from


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                              Medi-Hut on the termination date of a lump-sum
                              amount equal to the sum of (a) all monthly fees which are due and payable and which were required to be paid prior to the termination date, plus (b) all reimbursable expenses incurred on or prior to the termination date, plus (c) an amount equal to the product of Century Capital's monthly fee ($75,000 or such greater amount as may be agreed to by the parties) multiplied by the number six
                              (6), plus (d) the amount of any unpaid annual bonus earned by Century Capital during the period this Agreement remained in full force and effect.

                        (ii) Non-Renewal by Century Capital. In the event this Agreement is not renewed by Century Capital, Medi-Hut shall pay Century Capital on the termination date, all monthly fees which are due and payable and which were required to be paid prior to the termination date, all reimbursable expenses incurred on or prior to the termination date, and the amount of any unpaid annual bonus earned by Century Capital during the period this Agreement remained in full force and effect; provided that the bonus shall be paid in the ordinary course in accordance with Medi-Hut's normal bonus payment schedule.

                  (b) Termination for Cause by Medi-Hut. Medi-Hut can terminate this Agreement for cause if Century Capital fails to materially perform the consulting services to be provided pursuant to this Agreement; provided that
                        (i) the determination of material nonperformance of service is made by a majority of the independent members of Medi-Hut's Board of Directors (i.e., those directors with no affiliation with Medi-Hut other than in their capacity as directors), (ii) the material nonperformance is particularly described in a written notice to be issued by the Medi-Hut Board of Directors and delivered to Century Capital, (iii) Century Capital has sixty (60) days from receipt of the written notice to cure the material nonperformance, and (iv) the determination that Century Capital has not cured its material nonperformance is made by a majority of the independent members of the Medi-Hut Board of Directors.

                        Upon termination for cause by Medi-Hut, Century Capital is entitled to be paid all monthly fees which are due and payable and which were required to be paid prior to the termination date and is entitled to be reimbursed for all expenses incurred on or prior to the termination date.

                  (c) Termination for Cause by Century Capital. Century Capital can terminate this Agreement for cause upon (i) any breach of this Agreement by Medi-Hut which is not cured within thirty (30) days of receipt of written notice from Century Capital which identifies the incident(s) of breach, (ii) the breach by Medi-Hut of any other agreement by and between Medi-Hut and Century


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                        Capital, or the breach of any instrument or note issued
                        by Medi-Hut to Century Capital, (iii) the failure of Medi-Hut to pay in full any compensatory fee or bonus, reimburse any expense, or pay any other amount to Century Capital, when such amount is due and payable, unless the payment of such amount owed is deferred at the sole option of Century Capital, (iv) any change in or election or appointment to the office or position of Chief Executive Officer or Chief Financial Officer of Medi-Hut without the prior written approval of Century Capital, (v) the failure by Medi-Hut to adopt and implement any material recommendation made by Century Capital, (vi) the inability or failure of Medi-Hut to file its Annual Report on Form 10-K for the fiscal year ended October 31, 2002, with the Securities and Exchange Commission ("SEC") on or before June 1, 2003, or the inability or failure to file with the SEC on a timely basis any subsequent periodic report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (vii) the suspension of trading in Medi-Hut common stock, $0.001 par value per share, for a period of more than sixty (60) consecutive days, or the delisting of Medi-Hut common stock by the NASDAQ Stock Market(R), (viii) the failure of Medi-Hut to take all necessary action required to reconstitute the Medi-Hut Board of Directors on or before July 1, 2003, so that the reconstituted Board of Directors shall consist of seven (7) members, at least four (4) of whom shall qualify as "Independent Directors" under the applicable rule of the National Association of Securities Dealers listing standards, (ix) the appointment or election of any member to the Medi-Hut Board of Directors without the prior written approval of Century Capital, or (x) Medi-Hut suspending or discontinuing its business, making an assignment for the benefit of creditors, not paying its debts as such debts become due, voluntarily filing a petition in bankruptcy, being the subject of an involuntary bankruptcy filing if such filing is not dismissed within forty-five (45) days; or having a receiver appointed for its assets.

                        In the event Century Capital consents to or recommends, in writing, any of the events set forth above which could trigger a for cause termination by Century Capital of this Agreement, such event shall not give rise to a for cause termination of this Agreement. In addition, in the event Century Capital waives, in writing, its right to declare a for cause termination upon the happening of one of the events set forth above, such event shall not give rise to a for cause termination of this Agreement. Further, this Agreement cannot be terminated for cause by Century Capital pursuant to subparts (vii) or (x) above, if any such event was caused by the actions or inaction of Century Capital.

                        In the event this Agreement is terminated by Century Capital for cause, Century Capital shall be entitled to receive payment from Medi-Hut on the termination date of


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                        a lump sum amount equal to the sum of (a) all monthly
                        fees which are due and payable and which were required to be paid prior to the termination date, plus (b) all reimbursable expenses incurred on or prior to the termination date, plus (c) an amount equal to the product of Century Capital's monthly fee ($75,000 or such greater amount as may be agreed to by the parties) multiplied by the number of full months remaining in the Initial Term, if termination for cause occurs in the Initial Term, or in a Successive Term, if termination occurs in a Successive Term, provided that such number shall not be less than six (6), plus (d) the full amount of the bonus target established for the year of termination. In addition, all warrants held by Century Capital shall vest and be immediately exercisable.

2.       INDEPENDENT CONTRACTOR

         2.1. Independent Contractor Relationship. At all times the relationship between Medi-Hut and Century Capital and Century Capital's principals, employees, members, administrators, contractors, agents and other representatives who render services on its behalf to Medi-Hut, shall be that of an independent contractor and not as an employee, agent, or partner of Medi-Hut. Nothing in this Agreement shall be construed or interpreted as creating or establishing the relationship of employer and employee by and between Medi-Hut and Century Capital or by and between Medi-Hut and any principal, employee, member, administrator, contractor, agent or other representative of Century Capital. During the term of this Agreement, Century Capital and its principals, employees, members, administrators, contractors, agents and other representatives, in particular, David R. LaVance and Thomas S. Gifford, retain the right to provide consulting services to other parties provided that such services do not materially interfere with the services to be rendered pursuant to this Agreement.

         2.2. Compensation of Century Capital Personnel. Century Capital agrees that it is responsible for the payment of compensation for services rendered to Medi-Hut under this Agreement by Century Capital's principals, employees, members, contractors, administrators, agents and other representatives, as well as responsible for withholding, paying and remitting all applicable federal, state and local withholding and payroll taxes. In addition, all other employment related benefits made available to the principals, employees, members, administrators, contractors, agents or other representatives of Century Capital, if any, including, without limitation, health insurance, shall be provided by Century Capital.

         2.3. Compliance of Personnel with this Agreement. Century Capital shall be responsible for ensuring that its principals, employees, members, administrators, contractors, agents and other representatives comply with all provisions of this Agreement.


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3.       SERVICES TO BE PERFORMED

         3.1. Nature of Consulting Services. Medi-Hut hereby engages Century Capital to provide the following consulting services:

                  (a) General Corporate and Business Advisory Services. Century Capital shall undertake a "top to bottom" strategic review and analysis of, and on an ongoing basis shall recommend with respect to, Medi-Hut's business operations, systems and controls, including products and product lines, manufacturing capacity, sales and distribution channels, marketing programs and efforts, accounting and financial reporting systems, inventory control, cash management, resource allocation, regulatory compliance, corporate infrastructure, management structure, human resources and employee benefits.

                  (b) Strategic Business Advisory Services. On an ongoing basis, Century Capital shall review, analyze, structure and recommend with respect to strategic business issues, matters and developments, including current and long-term strategic business and action plans, product and service development (including next generation products and services), business reorganization and restructuring strategy planning, market analysis and strategy, business opportunities and strategic alternatives.

                  (c) Financial Advisory Matters and Corporate Transactions. On an ongoing basis, Century Capital shall consult with Medi-Hut with respect to financial issues, matters and developments and corporate transactions, and will assist in sourcing, reviewing, analyzing, structuring, negotiating and preparing current and long-term financial projections, forecasts and budgets, financial strategy, resource allocation, internal capital restructuring, debt restructuring, corporate financing, private, public and institutional capital models, structures and opportunities, acquisitions, mergers, combinations, alliances and other corporate transaction activities and opportunities.

         3.2. Means of Performing Services; Century Capital Personnel. Century Capital shall determine the methods, procedures and means of performing and accomplishing the consulting services under this Agreement. Century Capital shall select the individuals to perform the services under this Agreement, provided that Mr. LaVance and Mr. Gifford shall be the principal representatives of Century Capital providing the services hereunder. Century Capital shall have the right to hire, on behalf or for the benefit of Medi-Hut, outside professionals, including attorneys, accountants, and other advisors and consultants, to assist it in connection with the services to be rendered pursuant to this Agreement. Medi-Hut shall directly pay all the fees and costs associated with the services provided by the aforementioned professionals. The Board of Directors of Medi-Hut shall be entitled to review the progress and results of the services being rendered, including the right to review, make suggestions or recommendations as to the details of the services.


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         3.3.     Reporting. Century Capital shall report directly to and take direction from the Medi-Hut Board of Directors. Within four
                  (4) months of the date of this Agreement, Medi-Hut shall form a special committee of the Board of Directors to be comprised solely of independent members of the Board of Directors (the "Special Committee"). Upon the creation of the Special Committee, Century Capital shall report to the Special Committee instead of the Board of Directors. Century Capital shall consult directly with the Chief Executive Officer and Chief Financial Officer of Medi-Hut.

         3.4. Location of Work. In its sole discretion, Century Capital and its personnel will perform the consulting services hereunder at Medi-Hut's principal business offices in Wall, New Jersey, at Century Capital's offices located in Spring Lake, New Jersey and Raleigh, North Carolina, or at any other location deemed necessary by Century Capital. To the extent services will be performed at Medi-Hut's principal business offices, Medi-Hut agrees to provide work space and facilities, and any other services and materials Century Capital or its personnel may reasonably request in order to perform their services. With respect to Mr. LaVance and Mr. Gifford, Medi-Hut shall provide each with an office at its principal business offices that is commensurate with office space made available to the executive officers of Medi-Hut.

         3.5. Accessibility. It is recognized by both parties that the critical nature of the work to be performed by Century Capital and its personnel requires that Century Capital and its personnel have complete, unfettered and unlimited access to all aspects of the business operations of Medi-Hut, including, without limitation, all Medi-Hut facilities, files, records, documents, notes, instruments, agreements, officers, directors, employees, agents, contractors and representatives.

         3.6. Position and Title. From time, to time, Medi-Hut and Century Capital will review the perception in the business and capital markets of Century Capital's role and relationship with Medi-Hut to determine whether it is critical for Medi-Hut to assign an acting senior level title to a representative of Century Capital in order for Medi-Hut to maximize the benefit of its relationship with Century Capital. If such a mutual determination is made, Mr. LaVance will be appointed Chief Executive Officer of Medi-Hut and Mr. Gifford will be appointed an Executive Vice President and Chief Financial Officer of Medi-Hut. The appointment to such positions and the assignment of such titles will not affect the compensation due and payable to Century Capital, nor the manner in which such compensation is paid, under this Agreement, and Mr. LaVance and Mr. Gifford will continue to be treated as independent contractors with respect to Medi-Hut for purposes of compensation. In other words, no additional compensation will be paid to Mr. LaVance and Mr. Gifford for assuming executive officer positions at Medi-Hut, other than the compensation provided for herein. Medi-Hut represents and warrants to Century Capital that it has obtained and been issued a $2 million primary Directors' and Officers' Liability Insurance Policy issued by Royal Sun Alliance and a $3 million excess coverage Directors' and Officers' Liability Insurance Policy


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                  issued by Crum & Foster (collectively, the "D&O Policy"). Upon the making of any such appointment, Medi-Hut shall immediately notify its carrier which has issued the D& O Policy, and each of Mr. LaVance and Mr. Gifford will be added as a covered party under such D&O Policy. Medi-Hut will maintain such D&O Policy in full force and effect during the time that Mr. LaVance and Mr. Gifford hold such position or any other position as an officer or director of Medi-Hut and for a period of two (2) years following the termination of all positions as officers and directors of Medi-Hut. Following termination of all positions as officers and directors of Medi-Hut, each of Mr. LaVance and Mr. Gifford is entitled to receive an endorsement or other customary form of confirmation from the carrier of the D&O Policy that he is covered as a former officer and director of Medi-Hut.

4.       COMPENSATION

         4.1. Monthly Fee. Century Capital is entitled to receive a monthly consulting fee in the amount of Seventy-Five Thousand Dollars ($75,000), payable on the first business day of each month during the Initial Term and each Successive Term; provided, however, that the monthly consulting fee for February, 2003 shall be Thirty-Seven Thousand Five Hundred Dollars ($37,500). The payment of any portion of the monthly consulting fee may be deferred until a later date at the sole option of Century Capital. The basis for any such deferment would be related to potential cash flow issues. Prior to the commencement of a Successive Term, the Board of Directors of Medi-Hut shall review and may increase, but shall not decrease, the amount of the monthly fee.

         4.2. Expenses. Medi-Hut shall promptly reimburse Century Capital and its personnel, for all reasonable and customary out-of-pocket expenses, including, without limitation, travel, hotel, meal and other business related expenses associated with the services provided pursuant to this Agreement. These expenses shall include all reasonable and customary travel related expenses, including, without limitation, airfare, rental car and hotel, for travel by Mr. LaVance between North Carolina and New Jersey in connection with providing services pursuant to this Agreement. In addition, all reasonable legal fees and expenses incurred by any of Century Capital, Mr. Gifford and Mr. LaVance in connection with the preparation and performance of this Agreement and any other matter concerning Medi-Hut, will be paid by Medi-Hut.

         4.3. Bonuses. During the Initial Term and each Successive Term, Century Capital shall be entitled to earn an annual bonus in an amount not less than one hundred twenty-five thousand dollars ($125,000). The annual bonus shall be based on the performance of the Consultants for each one year period commencing February 1 and ending January 31 during the period this Agreement remains in effect. In the event that this Agreement terminates prior to the conclusion of the then current one year period, the annual bonus will be pro rated. Century Capital and Medi-Hut agree to negotiate and agree in good faith on the annual bonus criteria.


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                  During the Initial Term and each Successive Term of this
                  Agreement, and for a period of twenty-four (24) months after the effective termination date of this Agreement, Century Capital is entitled to receive from Medi-Hut a transaction bonus in cash which shall be not less than two and one-half percent (2.5%) of (i) the aggregate consideration to be paid in connection with a sale or acquisition of Medi-Hut, whether Medi-Hut is the surviving entity, and whether by stock purchase, tender offer, merger, consolidation, combination, reorganization, recapitalization or other corporate transaction or business combination, or in connection with a sale of all or substantially all of Medi-Hut's assets, (ii) the aggregate consideration to be paid in connection with a Change in Control (as hereinafter defined) of Medi-Hut, and
                  (iii) the gross proceeds raised by Medi-Hut in each corporate finance transaction, whether public, private or institutional financing, whether as debt or for equity, and whether raised in connection with or for financial restructuring, recapitalization, capital investment, or general working capital purposes. If any transaction described in (i), (ii) or
                  (iii) above commences prior to, but is not completed until after, the end of the twenty four month period following the effective termination date of this Agreement, Century Capital's right to receive and Medi-Hut's obligation to pay the transaction fee under this Section 4.3 shall be extended until the completion of the transaction. For purposes of this Agreement, "Change in Control" shall mean any transaction which is effected in such a way that holders of more than fifty percent (50%) of the shares of Medi-Hut common stock then outstanding are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets (including cash) of another person with respect to or in exchange for Medi-Hut common stock.

                  The obligation of Medi-Hut to pay the annual or transaction bonus or any other compensation or expense hereunder shall survive termination of this Agreement.

         4.4. Warrants. Upon execution of this Agreement, Medi-Hut will issue to Century Capital non-cancelable warrants to purchase one million, five hundred thousand (1,500,000) shares of Medi-Hut common stock at a purchase price of $1.34 a share. The warrants shall vest as follows: (i) 375,000 warrants vest and are exercisable on the Effective Date, and (ii) 46,875 warrants will vest and become exercisable on the last day of each month during the Initial Term commencing with February 28, 2003 and ending on January 31, 2005. The warrants will have a ten (10) year life and will have such other customary terms and provisions, including, without limitation, anti-dilution adjustments, demand and piggy-back registration rights, acceleration of vesting upon a change in control, or upon nonrenewal of this Agreement by Medi-Hut, or termination of this Agreement for cause by Century Capital, and cashless exercise of the Warrants, as set forth in a term of warrant agreement and warrant deemed acceptable and satisfactory to Century Capital.

                  Century Capital represents that it is acquiring the warrants for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of


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                  selling or otherwise disposing of the warrants or the
                  underlying shares of common stock, and will not sell or otherwise transfer the warrants or the underlying shares of common stock except in accordance with applicable federal and state securities laws, and acknowledges that the warrant certificates and stock certificates evidencing the warrants and underlying shares of common stock shall bear a legend restricting the transfer thereof. Moreover, Century Capital understands that the warrants and underlying shares of common stock have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, and, therefore, are subject to substantial restrictions on transfer.

         4.5. Employment Taxes. As previously stated in this Agreement, no part of the compensation payable to Century Capital will be subject to withholding by Medi-Hut for the payment of any federal, state or local withholding or employer/employee payroll taxes.

5. CONFIDENTIALITY; PUBLIC DISCLOSURE. Century Capital and Medi-Hut shall maintain in strict confidence all information of a confidential or proprietary nature of the other party that is exchanged in connection with the services rendered under this Agreement, including the terms of this Agreement. Century Capital and Medi-Hut agree that each shall use such proprietary information only for the purposes of performing its obligations under this Agreement. Century Capital and Medi-Hut agree that each shall disclose such proprietary information only (i) to the extent consented to by the other party, (ii) to the extent required by any law or regulation, or by the SEC or any exchange or automated quotation system on which Medi-Hut stock is listed; and (iii) to its personnel who have a need to know such proprietary information for the purposes of this Agreement. Century Capital and Medi-Hut shall ensure that each of its employees comply with the provisions in this Section. Proprietary information shall not include: (i) information rightfully known by a party prior to the Effective Date of this Agreement, (ii) information that is now or hereafter become generally available to the public other than as a result of a disclosure in breach of this Agreement; (iii) information independently developed or acquired by a party or its personnel without reliance on or reference to, in any way, proprietary information of the other party; or (iv) information which becomes available to a party from a third party source; provided that such third party source is not known to be bound by a confidentiality agreement with respect to such information or known to otherwise be prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

         Medi-Hut shall not disclose any proprietary or other information, including the terms of this Agreement, to the public or any federal or state agency, without first reviewing such disclosure with Century Capital. Such disclosures shall include, but are not limited to, press releases and reports filed with the Securities and Exchange Commission.


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6.       NON-SOLICITATION OF PERSONNEL

         During the term of this Agreement and for a period of twelve (12) months after the effective termination date of this Agreement, neither party shall directly or indirectly solicit, recruit or hire any personnel of the other party who are or have been directly involved with the performance of services under this Agreement, unless such party receives the prior written consent of the other party.

7.       INDEMNIFICATION; LIMITATION OF LIABILITY

         7.1. Indemnification. To the extent permitted by law, Medi-Hut covenants and agrees to defend, indemnify and hold harmless Century Capital and each of its principals, employees, members, administrators, contractors, agents and other representatives, including, without limitation, Mr. LaVance and Mr. Gifford (each, a "Century Capital Indemnitee" and collectively, the "Century Capital Indemnitees"), from and against, and pay or reimburse the Century Capital Indemnitees for, any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, litigation, deficiencies or damages, including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement, relating to, resulting from or arising out of
                  (i) any failure of Medi-Hut to perform any covenant or agreement hereunder or any related agreement, instrument or note, or fulfill any other obligation in respect hereof or thereof, (ii) any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of Medi-Hut or otherwise and whether of a civil, criminal, administrative or investigative nature (each a "Proceeding"), involving Century Capital or any Century Capital Indemnitee by reason of the services rendered pursuant to this Agreement, or by reason of their relationship with Medi-Hut, or by reason of any Century Capital Indemnitee having been a corporate agent of Medi-Hut, including as an officer or director of Medi-Hut.

                  Promptly after receipt by a Century Capital Indemnitee of notice of the commencement of any Proceeding, such Century Capital Indemnitee shall, if a claim in respect thereof is to be made against Medi-Hut under this Section 7.1, deliver to Medi-Hut a written notice of the commencement thereof, and Medi-Hut shall have the right to participate in, and, to the extent Medi-Hut so desires, to assume control of the defense thereof with counsel satisfactory to the Century Capital Indemnitee; provided, however, that a Century Capital Indemnitee shall have the right to retain its, his or her own counsel, with the fees and expenses to be paid by Medi-Hut, if, in the reasonable opinion of counsel for the Century Capital Indemnitee, representation of such party by the counsel retained by Medi-Hut would be inappropriate due to actual or potential differing interests between the Century Capital Indemnitee and any other party represented by such counsel in such proceeding. Medi-Hut shall pay for only one legal counsel for the Century Capital Indemnitee and any other


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                  Century Capital Indemnitee related thereto; such legal counsel shall be selected by the Century Capital Indemnitee subject to Medi-Hut's approval which shall not be unreasonably withheld. The failure to deliver written notice to Medi-Hut within a reasonable time of the commencement of any such action shall not relieve Medi-Hut of any liability to another under this
                  Section 7.1, except to the extent that such failure to notify results in the forfeiture by Medi-Hut of substantive rights or defenses. The indemnification required by this Section 7.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

                  Notwithstanding the foregoing, in the event a Century Capital Indemnitee is requested or authorized by Medi-Hut or is required by government regulation, subpoena or other legal process to produce any documents or personnel as witnesses with respect to Century Capital's engagement by Medi-Hut, Medi-Hut will reimburse the Century Capital Indemnitee for his, her or its reasonable professional costs and expenses, as well as the reasonable fees and expenses of his, her or its counsel, incurred in responding to such requests.

         7.2. Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY LAW NEITHER CENTURY CAPITAL NOR ANY OF ITS PERSONNEL SHALL BE LIABLE TO MEDI-HUT FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT DAMAGES IN CONNECTION WITH THE SERVICES RENDERED BY IT OR ITS PERSONNEL UNDER THIS AGREEMENT.

         7.3.     Survival. The obligations of Medi-Hut set forth in this
                  Section 7 shall survive the termination of this Agreement.

8.       GENERAL PROVISIONS

         8.1. Insurance. To the extent permitted by the policy, Medi-Hut shall add Century Capital and its personnel as additional insured parties under any business insurance policy issued to Medi-Hut.

         8.2. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New Jersey (exclusive of its conflict of laws provisions). Any judicial proceeding brought against any of the parties to this Agreement on account of any dispute arising out of this Agreement, or any matter related thereto, shall be brought in a court of competent jurisdiction in Monmouth County, New Jersey or in the United States District Court for the District of New Jersey, and by execution and delivery of this Agreement, the parties hereby consent to the exclusive jurisdiction of any such applicable court and waive any deference or opposition to such jurisdiction.


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


         8.3. Notices. All notices and other communications pertaining to this Agreement shall be in writing and shall be sent either by certified or registered mail, reputable commercial overnight carrier, or hand delivery, addressed as follows:

                  To Medi-Hut:

                           Medi-Hut Co., Inc.
                           1345 Campus Parkway
                           Wall, New Jersey 07753
                           Attention: Chairman

                           To Century Capital:

                           Century Capital Associates LLC
                           215 Morris Avenue
                           Spring Lake, New Jersey 07762
                           Attention: David R. LaVance or Thomas S. Gifford

                           with a copy to:

                           Giordano, Halleran & Ciesla, P.C.
                           125 Half Mile Road
                           P.O. Box 190 Middletown, New Jersey 07748
                           Attention: Paul T. Colella, Esq.

                  Notice shall be deemed to have been given by a party hereto
                  (i) when personally delivered, (ii) three (3) days after having been deposited by certified or registered first class mail, return receipt requested ,or (iii) one (1) business day after having been sent by commercial overnight courier with written verification of receipt. Either party may change its address from time to time by giving notice to that effect as provided herein.

         8.4. Binding Effect; Assignment. This Agreement and the rights and obligations of each party hereunder shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. Neither this Agreement nor any of the rights or obligations of Century Capital or Medi-Hut arising under this Agreement may be assigned or transferred without the other party's prior written consent.

         8.5. Waivers. Failure or delay on the part of either party to exercise any right, power or privilege or remedy hereunder shall not constitute a waiver thereof. No waiver of default shall operate as a waiver of any other default or of the same type of default on future occasions.

         8.6. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one (1) and the same Agreement.

         8.7. Severability. In the event that any provision contained in this Agreement should be held to be unenforceable, such unenforceability shall not affect any of the other provisions herein.

         8.8. Headings. The section and paragraph headings are contained herein for ease of use, and are not intended to either broaden or limit the scope of the terms hereof.

         8.9. Legal Fees. All reasonable legal fees incurred by Century Capital in connection with the representation of Century Capital with respect to this Agreement and any related agreement, instrument or note shall be paid by Medi-Hut. If any proceeding arises between the parties with respect to a dispute under this Agreement, the prevailing party in such proceeding shall be entitled to receive its reasonable attorney' fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any relief it may be awarded.

         8.10. Entire Agreement. This Agreement is intended to be the sole and complete statement of the obligations of the parties as to the services to be performed and supersedes all previous understandings, negotiations and proposals, and may not be altered, amended or modified, except in writing, signed by the duly authorized representatives of the parties.

         8.11. Construction. This Agreement is the product of negotiations between the parties and no provision hereof shall be construed to the disadvantage of any party as having been the author of such provision.

         8.12. Approval of Medi-Hut Board of Directors. Prior to the execution and delivery of this Agreement by Medi-Hut, Medi-Hut shall delivery to Century Capital resolutions of the Medi-Hut Board of Directors approving and adopting this Agreement and the authorization of the execution hereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered in duplicate by their duly authorized representatives all as of the effective date first written above.


                                                 MEDI-HUT CO., INC.


                                                 -------------------------------
                                                 Authorized Signature


                                                 -------------------------------
                                                 Name


                                                 -------------------------------
                                                 Title


                                                 CENTURY CAPITAL ASSOCIATES LLC


                                                 -------------------------------
                                                 Authorized Signature


                                                 David R. LaVance
                                                 -------------------------------
                                                 Name


                                                 President
                                                 -------------------------------
                                                 Title


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